EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income, net
    Net gains on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer (949) 509-4440

          Newport Beach, California - April 18, 2006 - Downey Financial Corp. (NYSE: DSL) reported that net income for the first quarter of 2006 totaled $44.8 million or $1.61 per share on a diluted basis, down 13.5% from the $51.7 million or $1.86 per share in the year-ago first quarter.

          The decline in net income between first quarters primarily reflected:

  A $19.0 million decline in net gains on sales of loans and mortgage-backed securities due to a lower volume of loans sold and gain per dollar of loan sold;
  A $8.0 million increase in provision for credit losses;
  A $3.4 million or 5.8% increase in general and administrative expense;
  A $1.3 million decline in income from loan servicing activities; and
  A $1.0 million decline in gains from sales of loan servicing.

Those unfavorable items were partially offset by:

  A $11.4 million increase in loan and deposit related fees primarily reflecting higher loan prepayment fees; and
  A $9.5 million or 10.1% increase in net interest income reflecting both a higher level of average interest-earning assets and effective interest rate spread.

          Daniel D. Rosenthal, President and Chief Executive Officer, commented, "We have been originating option ARMs since the 1980s. Our credit experience with these loans has been good and borrowers have appreciated the payment flexibility the product offers. Our portfolio of option ARMs, which represents 92% of our single family portfolio, had a weighted average loan-to-value ratio of only 72% at the time they were originated and borrowers were qualified based on fully-indexed interest rates. While our historic credit experience has been good, these loans do present greater credit risk in sustained periods of rising interest rates, as borrowers may see their loan payments increase significantly when their payments recast to fully-amortizing payments. In addition, credit risk increases if home values decline. In light of continued increases in market interest rates and changes we are beginning to see in the residential market, such as an increased level of unsold homes and relatively flat home prices on a sequential month basis, we recently instituted pricing changes for the option ARMs we originate for portfolio by increasing the initial start rate and thereby lowering their potential for negative amortization. Since our new start rate is now higher than those of many of our competitors, our production of option ARMs for portfolio may not offset loan payoffs. We are offering other types of adjustable rate product for portfolio that do not permit negative amortization, but those products are currently not as popular with borrowers. We will continue to closely monitor the trends in the residential housing and lending markets, especially the pricing of our competitors, and make pricing adjustments, as deemed necessary."

Page 1

Net Interest Income

          Net interest income totaled $103.6 million in the first quarter of 2006, up $9.5 million or 10.1% from a year ago. The increase reflected both a higher level of average interest-earning assets and effective interest rate spread. Interest-earning assets averaged $16.986 billion in the current quarter, up 7.4% from the same period a year ago. The effective interest rate spread averaged 2.44% in the current quarter, up from 2.38% a year ago and 2.13% in the fourth quarter of 2005. The increase in the effective interest rate spread from the fourth quarter of 2005 was due to several factors including a lower level of deferred loan origination costs being written-off related to a slowdown in the pace at which loans are being prepaid, the receipt in the current quarter of a dividend from the Federal Home Loan Bank of San Francisco, as none was recorded in the prior quarter, and a lower proportion of loans at the initial incentive interest rate.

Provision for Credit Losses

          Provision for credit losses totaled $10.1 million in the first quarter of 2006, up $8.0 million from a year ago. During the current quarter, certain segments of the California residential real estate market began to show signs of slower sales and flattening home values on a sequential month basis. In addition, increased usage of negative amortization associated with option ARM loans may result in certain borrowers reaching their limit of negative amortization permitted under the terms of their loan, thereby resulting in an increase in their minimum monthly loan payments and the potential for higher delinquencies. Therefore, even though net charge-offs were virtually unchanged at $0.1 million in the current quarter, an increase in the allowance for credit losses associated with residential loans was deemed appropriate. The allowance for credit losses was $46 million at March 31, 2006, comprised of $45 million for loan losses and $1 million for unfunded loan commitments which is reported in the category accounts payable and accrued liabilities. That compares to an allowance for credit losses of $36 million at year-end 2005.

Other Income

          Other income totaled $45.5 million in the current quarter, down $10.2 million from a year ago. Contributing to the decline between first quarters was:

  A $19.0 million decline in net gains from sales of loans and mortgage-backed securities due to a lower volume of loans sold and a lower gain per dollar of loan sold. The current quarter included a $0.2 million gain due to the SFAS 133 impact of valuing derivatives associated with the sale of loans, compared to a SFAS 133 gain of $2.9 million in the year-ago quarter. Excluding the impact of SFAS 133, a gain equal to 1.30% on secondary market sales of $876 million was realized, compared to the year-ago gain of 1.36% on secondary market sales of $2.030 billion.
  A $1.3 million decline in income from loan servicing activities. The primary reason for the unfavorable change was that the current quarter included a less than $0.1 million recapture of the valuation allowance for mortgage servicing rights, compared to a $1.2 million recapture in the year-ago quarter. At March 31, 2006, mortgage servicing rights, net of a $0.3 million valuation allowance, totaled $20.2 million or 0.85% of the $2.373 billion of associated loans serviced for others. That amount excludes $3.422 billion of loans primarily sub-serviced for others for a fixed fee per loan.
  A $1.0 million decline on gains on sales of mortgage servicing rights, as there were no sales in the current quarter.

Page 2
  A $0.3 million decline in income from real estate held for investment due primarily to lower gains from sales. The current quarter included gains of $1.0 million, compared to gains of $1.5 million a year ago.

Partially offsetting those unfavorable items was an increase of $11.4 million in loan and deposit related fees, due primarily to an increase of $11.2 million in loan prepayment fees from a year ago.

Operating Expense

          Operating expense totaled $61.5 million in the current quarter, up $3.3 million from a year ago due to a 5.8% increase in general and administrative expense. Except for a modest decline in advertising expense, all major categories of general and administrative expense were higher.

Assets, Loan Originations and Deposits

          At March 31, 2006, assets totaled $17.803 billion, up 5.4% from a year ago and up 4.1% from year-end 2005. During the current quarter, assets increased $707 million due primarily to increases of $511 million in loans held for investment, $104 million in securities available for sale and $97 million in loans held for sale. Included within loans held for investment at quarter end were $13.866 billion of one-to-four unit adjustable rate mortgages subject to negative amortization. The amount of negative amortization included in loan balances increased $48 million during the quarter to $182 million or 1.31% of loans subject to negative amortization. During the current quarter, approximately 28% of loan interest income represented negative amortization, up from 24% in the fourth quarter of 2005 and 11% in the year-ago first quarter. At origination, these loans had a weighted average loan-to-value ratio of 72%.

          Loan originations (including purchases) totaled $2.813 billion in the current quarter, down 33.8% from $4.250 billion a year ago. Loans originated for sale declined $1.201 billion to $980 million, while single family loans originated for portfolio declined $197 million to $1.719 billion. Of the current quarter total originated for portfolio, $55 million represented subprime credits. At quarter end, the subprime portfolio totaled $963 million, with an average loan-to-value ratio at origination of 70% and, of the total, 97% represented "Alt. A and A-" credits. In addition to single family loans, $114 million of other loans were originated in the current quarter.

          Deposits totaled $12.199 billion at quarter end, up 18.3% from a year ago and up $322 million or 2.7% from year-end 2005. At quarter end, the number of branches totaled 173 (169 in California and four in Arizona), unchanged from year-end 2005. At quarter end, the average deposit size of our 80 traditional branches was $120 million, while the average deposit size of our 93 in-store branches was $28 million. Since the end of 2005, borrowings increased $268 million, as deposit growth was less than the growth in assets.

Non-Performing Assets

          Non-performing assets increased $4 million during the quarter to $39 million or 0.22% of total assets, compared to 0.21% at year-end 2005.

Regulatory Capital Ratios

          At March 31, 2006, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 7.56% and a risk-based capital ratio of 14.89%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in Thousands, Except Per Share Data)	2006	2005	2005

Assets
Cash	$168,822	$190,396	$133,621
Federal funds	-	-	10,003

Cash and cash equivalents	168,822	190,396	143,624
U.S. Treasury, government sponsored entities and other investment securities
available for sale, at fair value	730,402	626,313	511,703
Loans held for sale, at lower of cost or fair value	561,511	464,488	1,279,734
Mortgage-backed securities available for sale, at fair value	271	277	296
Loans held for investment	15,912,318	15,391,759	14,485,191
Allowance for loan losses	(44,504)	(34,601)	(35,072)

Loans held for investment, net	15,867,814	15,357,158	14,450,119
Investments in real estate and joint ventures	49,182	49,344	56,964
Real estate acquired in settlement of loans	385	908	2,783
Premises and equipment	110,595	109,574	105,596
Federal Home Loan Bank stock, at cost	182,557	179,844	243,613
Mortgage servicing rights, net	20,165	20,302	19,610
Other assets	111,055	97,059	80,936

	$17,802,759	$17,095,663	$16,894,978

Liabilities and Stockholders’ Equity
Deposits	$12,198,903	$11,876,848	$10,309,077
Federal Home Loan Bank advances	3,825,811	3,557,515	5,093,874
Senior notes	198,129	198,087	197,964
Accounts payable and accrued liabilities	189,552	114,527	118,649
Deferred income taxes	140,961	140,467	121,078

Total liabilities	16,553,356	15,887,444	15,840,642

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at March 31, 2006, December 31, 2005 and
March 31, 2005; outstanding 27,853,783 shares at March 31, 2006,
December 31, 2005 and March 31, 2005	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive loss	(6,196)	(5,408)	(1,951)
Retained earnings	1,178,317	1,136,345	979,005
Treasury stock, at cost, 381,239 shares at March 31, 2006,
December 31, 2005 and March 31, 2005	(16,792)	(16,792)	(16,792)

Total stockholders’ equity	1,249,403	1,208,219	1,054,336

	$17,802,759	$17,095,663	$16,894,978

Page 5

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,

(Dollars in Thousands, Except Per Share Data)	2006	2005

Interest income
Loans	$233,024	$173,007
U.S. Treasury and government sponsored entities securities	7,336	4,838
Mortgage-backed securities	3	3
Other investment securities	2,279	2,538

Total interest income	242,642	180,386

Interest expense
Deposits	91,835	49,023
Federal Home Loan Bank advances	43,914	33,980
Senior notes	3,298	3,295

Total interest expense	139,047	86,298

Net interest income	103,595	94,088
Provision for credit losses	10,057	2,038

Net interest income after provision for credit losses	93,538	92,050

Other income, net
Loan and deposit related fees	30,879	19,507
Real estate and joint ventures held for investment, net	2,289	2,580
Secondary marketing activities:
Loan servicing income, net	189	1,484
Net gains on sales of loans and mortgage-backed securities	11,654	30,615
Net gains on sales of mortgage servicing rights	-	981
Net gains on sales of investment securities	-	27
Other	520	520

Total other income, net	45,531	55,714

Operating expense
Salaries and related costs	40,780	39,155
Premises and equipment costs	8,538	8,000
Advertising expense	1,242	1,350
SAIF insurance premiums and regulatory assessments	1,014	927
Professional fees	792	336
Other general and administrative expense	9,175	8,392

Total general and administrative expense	61,541	58,160
Net operation of real estate acquired in settlement of loans	(9)	64

Total operating expense	61,532	58,224

Income before income taxes	77,537	89,540
Income taxes	32,780	37,801

Net income	$44,757	$51,739

Per share information
Basic	$1.61	$1.86
Diluted	$1.61	$1.86
Cash dividends declared and paid	$0.10	$0.10
Weighted average shares outstanding
Basic	27,853,783	27,853,783
Diluted	27,883,221	27,881,839

Page 6

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,

(Dollars in Thousands)	2006	2005

Net income by business segment
Banking	$43,576	$50,210
Real estate investment	1,181	1,529

Total net income	$44,757	$51,739

Selected financial ratios
Effective interest rate spread	2.44%	2.38%
Efficiency ratio (a)	41.91	39.50
Return on average assets	1.03	1.28
Return on average equity	14.58	20.09

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$1,664,033	$1,743,007
Residential one-to-four units – subprime	55,335	173,324
All other	113,670	152,084
Repayments	(1,393,957)	(1,043,649)

Loans originated for sale portfolio (b)	980,164	2,181,392

Loans and mortgage-backed securities sold	(876,286)	(2,029,787)

Increase in loans (including mortgage-backed securities)	607,673	1,186,000

Increase in assets	707,096	1,244,799

Increase in deposits	322,055	651,099

Increase in borrowings	268,338	534,292

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
	2006	2005	2005

Capital ratios (Bank only)
Tangible and core	7.56%	7.64%	6.84%
Risk-based	14.89	14.93	13.22

Book value per share	$44.86	$43.38	$37.85

Number of branches including in-store locations	173	173	169

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment.
(b) Includes loans purchased.

Page 7

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31, 2006			December 31, 2005			March 31, 2005

			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Average balance sheet data
Interest-earning assets:
Loans	$16,137,510	$233,024	5.78%	$15,633,782	$205,872	5.27%	$15,081,234	$173,007	4.59%
Mortgage-backed securities	276	3	4.35	281	3	4.27	301	3	3.99
Investment securities (a)	848,460	9,615	4.60	766,808	6,067	3.14	740,503	7,376	4.04

Total interest-earning assets	16,986,246	242,642	5.71	16,400,871	211,942	5.17	15,822,038	180,386	4.56
Non-interest-earning assets	419,058			435,809			384,519

Total assets	$17,405,304			$16,836,680			$16,206,557

Transaction accounts:
Non-interest-bearing checking	$699,971	$-	-%	$845,532	$-	-%	$613,945	$-	-%
Interest-bearing checking (b)	515,516	435	0.34	523,134	456	0.35	532,416	476	0.36
Money market	164,212	423	1.04	164,673	433	1.04	158,491	410	1.05
Regular passbook	1,727,033	4,384	1.03	1,899,085	4,973	1.04	2,635,858	7,166	1.10

Total transaction accounts	3,106,732	5,242	0.68	3,432,424	5,862	0.68	3,940,710	8,052	0.83
Certificates of deposit	8,904,238	86,593	3.94	8,488,817	79,315	3.71	6,016,710	40,971	2.76

Total deposits	12,010,970	91,835	3.10	11,921,241	85,177	2.83	9,957,420	49,023	2.00
FHLB advances (c)	3,689,386	43,914	4.83	3,244,012	36,124	4.42	4,791,811	33,980	2.88
Senior notes	198,112	3,298	6.66	198,069	3,297	6.66	197,949	3,295	6.66

Total deposits and borrowings	15,898,468	139,047	3.55	15,363,322	124,598	3.22	14,947,180	86,298	2.34
Other liabilities	278,843			283,847			229,195
Stockholders’ equity	1,227,993			1,189,511			1,030,182

Total liabilities and stockholders’ equity	$17,405,304			$16,836,680			$16,206,557

Net interest income/interest rate spread		$103,595	2.16%		$87,344	1.95%		$94,088	2.22%
Excess of interest-earning assets over
deposits and borrowings	$1,087,778			$1,037,549			$874,858
Effective interest rate spread			2.44			2.13			2.38

(a) Yields for securities available for sale are calculated using historical cost balances and do not give effect to changes in fair value that are reflected as a component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

Page 8

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2006	2005	2005

Loan and deposit related fees
Loan related fees:
Prepayment fees	$21,471	$22,904	$10,255
Other fees	1,916	2,088	1,888
Deposit related fees:
Automated teller machine fees	2,149	2,453	2,581
Other fees	5,343	5,278	4,783

Total loan and deposit related fees	$30,879	$32,723	$19,507

Loan servicing income, net
Net cash servicing fees	$1,566	$1,743	$1,627
Payoff and curtailment interest cost (a)	(218)	(250)	(194)
Amortization of mortgage servicing rights	(1,198)	(1,252)	(1,160)
Reduction of impairment of mortgage servicing rights	39	697	1,211

Total loan servicing income, net	$189	$938	$1,484

Net gains on sales of loans and mortgage-backed securities
Mortgage servicing rights	$1,022	$1,740	$1,609
All other components excluding SFAS 133	10,394	8,418	26,093
SFAS 133	238	841	2,913

Total net gains on sales of loans and mortgage-backed securities	$11,654	$10,999	$30,615

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	1.30%	0.93%	1.36%

Mortgage servicing rights activity
Gross balance at beginning of period	$21,157	$20,917	$20,502
Additions	1,022	1,740	1,609
Amortization	(1,198)	(1,252)	(1,160)
Sales	-	-	(14)
Impairment write-down	(561)	(248)	(103)

Gross balance at end of period	20,420	21,157	20,834

Allowance balance at beginning of period	855	1,800	2,538
Provision for (reduction of) impairment	(39)	(697)	(1,211)
Impairment write-down	(561)	(248)	(103)

Allowance balance at end of period	255	855	1,224

Total mortgage servicing rights, net	$20,165	$20,302	$19,610

As a percentage of associated mortgage loans	0.85%	0.86%	0.89%
Estimated fair value (b)	$21,894	$20,351	$19,665
Weighted average expected life (in months)	51	47	54
Custodial account earnings rate	4.90%	4.46%	3.21%
Weighted average discount rate	9.45	9.32	9.13

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2006	2005	2005

Mortgage loans serviced for others
Total	$5,794,067	$5,292,253	$8,043,655
With capitalized mortgage servicing rights: (b)
Amount	2,372,534	2,362,539	2,207,403
Weighted average interest rate	5.63%	5.60%	5.57%
Total loans sub-serviced without mortgage servicing rights: (c)
Term – less than six months	$153,655	$123,552	$475,327
Term – indefinite	3,248,012	2,785,090	5,332,613

Custodial account balances	$124,324	$117,451	$157,624

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. This does not include the benefit of the use of repaid loan funds to increase net interest income.
(b) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
(c) Servicing is performed for a fixed fee per loan each month.

Page 9

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2006	2005	2005

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$14,187,846	$13,615,779	$12,443,601
Residential one-to-four units – subprime	962,883	1,058,911	1,289,204

Total residential one-to-four units	15,150,729	14,674,690	13,732,805
Home equity loans and lines of credit	250,804	274,014	306,831
Residential five or more units	135,432	69,531	93,925
Commercial real estate	28,846	28,791	29,664
Construction	78,095	82,379	77,428
Land	27,379	23,630	59,470
Non-mortgage:
Commercial	3,481	3,981	4,766
Automobile	67	116	542
Other consumer	6,591	6,577	6,346

Total loans held for investment	15,681,424	15,163,709	14,311,777
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	230,894	228,050	173,414
Allowance for losses	(44,504)	(34,601)	(35,072)

Total loans held for investment, net	$15,867,814	$15,357,158	$14,450,119

Loans held for sale
Residential one-to-four units	$556,365	$459,081	$1,256,507
Net deferred costs and premiums	6,646	5,841	24,630
Capitalized basis adjustment (a)	(1,500)	(434)	(1,403)

Total loans held for sale, net	$561,511	$464,488	$1,279,734

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$13,865,945	$13,419,322	$11,673,701
Negative amortization included in the loan balance	181,559	133,066	50,548
Negative amortization as a percentage of the associated loan balance	1.31%	0.99%	0.43%
Held for sale:
Amount	$200,168	$248,260	$1,060,061
Negative amortization included in the loan balance	19	13	15

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$26,102	$23,497	$16,835
Residential one-to-four units – subprime	12,401	10,774	8,798
Other	1	42	466

Total non-accrual loans	38,504	34,313	26,099
Real estate acquired in settlement of loans	385	908	2,783

Total non-performing assets	$38,889	$35,221	$28,882

Non-performing assets as a percentage of total assets	0.22%	0.21%	0.17%

Delinquent loans
30-59 days	$26,791	$25,122	$16,995
60-89 days	10,497	7,272	6,809
90+ days (b)	22,111	23,850	18,515

Total delinquent loans	$59,399	$56,244	$42,319

Delinquencies as a percentage of total loans	0.37%	0.36%	0.27%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of commitment to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
Note: Certain prior period amounts have been reclassified to conform to the current presentation.

Page 10